Exhibit 99.1

Oxford Immunotec Reports Second Quarter 2017 Financial Results

●	Second quarter revenue of $26.1 million, an increase of 36% compared to prior year period
●	Continued growth from both the Tuberculosis and Tick-borne disease franchises
●	Successful negotiation of a settlement with Statens Serum Institut which will result in substantial future gross margin improvement
●	Raising revenue guidance for the full year from $102-$105 million to $103-$106 million

OXFORD, United Kingdom and MARLBOROUGH, Mass., August 1, 2017 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced second quarter 2017 financial results.

“We delivered a strong second quarter with revenue growth that exceeded the top end of our guidance range,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “As we continue our evolution from a single-product company to a multi-product company, we are pleased to see solid growth in our core tuberculosis (TB) business as well as a strong contribution from our accelerating tick-borne disease franchise.”

By revenue type, total revenues were, in millions:

	Three Months Ended June 30,
	2017	2016	Percent Change

Product	$10.4	$9.3	12%
Service	15.7	9.9	59%
Total Revenue	$26.1	$19.2	36%

By indication, total revenues were, in millions:

	Three Months Ended June 30,
	2017	2016	Percent Change

Tuberculosis	$21.3	$19.2	12%
Tick-Borne Disease and Other	4.8	—	NM
Total Revenue	$26.1	$19.2	36%

By geography, total revenues were, in millions:

	Three Months Ended June 30,
			Percent Change
	2017	2016	As Reported	Constant Currency (1)

United States	$16.1	$9.8	65%	65%
Europe & ROW	1.9	2.0	-2%	3%
Asia	8.1	7.4	9%	8%
Total revenue	$26.1	$19.2	36%	36%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Settlement with Statens Serum Institut

During the quarter, we reached a settlement over a dispute regarding our license agreement with Statens Serum Institut (SSI). The terms of the settlement are confidential, however, we expect this settlement to result in a 300-400 basis point improvement in future TB gross margins.

Second Quarter 2017 Financial Results

Revenue for the second quarter of 2017 was $26.1 million, representing 36% growth over second quarter 2016 revenue of $19.2 million. On a constant currency basis, revenue growth was also 36% versus the prior year period. Tuberculosis revenue for the second quarter of $21.3 million increased 12% over the prior year period.

2017 second quarter product revenue was $10.4 million, representing a 12% increase from product revenue of $9.3 million in the second quarter of 2016. The increase was primarily driven by sales of tick-borne disease kits as well as growth in Asia. Service revenue for the second quarter of 2017 was $15.7 million, up 59% from 2016 second quarter revenue of $9.9 million. The increase in service revenue was primarily driven by tuberculosis volume increases in the United States as well as revenues from our tick-borne disease testing business.

United States revenue was $16.1 million in the second quarter of 2017, representing 65% growth over revenue of $9.8 million in the prior year period. The increase was due to growth in our core tuberculosis business as well as the additional contribution from our tick-borne disease business.

Europe & ROW revenue was $1.9 million in the second quarter of 2017, representing a 2% decrease compared to the second quarter of 2016. On a constant currency basis, Europe & ROW increased 3% versus the second quarter of 2016. The increase was primarily due to TB growth, particularly in the UK, and sales of tick-borne disease kits.

Asia revenue was $8.1 million in the second quarter of 2017, representing an increase of 9% over 2016 second quarter revenue of $7.4 million. On a constant currency basis, Asia increased 8% versus the second quarter of 2016. The increase was due to the timing of orders in China and increasing sales in South Korea.

Gross profit for the second quarter of 2017 was $13.6 million, an increase of $3.1 million over gross profit of $10.5 million in the same period of 2016. Gross margin was 52.2%, a decrease of 290 basis points from the gross margin of 55.1% in the second quarter of 2016. The second quarter gross margin performance reflects an underlying improvement in TB margins offset by the addition of our tick-borne disease businesses, which carry lower gross margins.

Operating expenses were $31.4 million in the second quarter of 2017, an increase of $13.5 million compared to $17.9 million in the same period last year. The increase in operating expenses was largely due to the inclusion of a one-time charge related to the SSI settlement as well as expenses related to our BLA submissions and ongoing patent litigation.

Net loss for the second quarter of 2017 was $16.8 million, or $0.74 per share, compared to $6.4 million, or $0.29 per share, in the second quarter of 2016. Net loss per share was based on 22,805,379 and 22,351,645 weighted average ordinary shares outstanding for the second quarters of 2017 and 2016, respectively.

EBITDA for the second quarter was $(17.4) million compared to $(5.8) million in the second quarter of 2016. Adjusted EBITDA was $(6.3) million for the second quarter compared to $(5.3) million in the same period in 2016. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

We expect to report revenue of between $29.5 and $30.5 million for the third quarter of 2017.

We now expect to report full year 2017 revenue of between $103 and $106 million, representing 20% - 23% year-over-year growth. We expect revenue to increase approximately 21% to 24% for the year using constant exchange rates. This compares to prior revenue guidance of between $102 and $105 million.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, August 1, 2017 at 8:00 a.m. Eastern Time to discuss its second quarter 2017 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 54321779 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics. Also obtained through the acquisitions is the Company's third product line focused on screening for Babesia in donated blood, for which the Company is currently seeking FDA licensure. The T-SPOT.CMV test and the T-SPOT.PRT test are pipeline products as part of the Company's fourth intended product line focused on the transplantation market. In addition to these four product lines, the Company has additional active development programs in other immune-regulated conditions. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, the anticipated benefits of the transaction, the effects of the transaction, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: risks related to disruption of management time from ongoing business operations due to the integration of Imugen and Immunetics into the Company; the risk that the Company may fail to realize the benefits expected from the acquisitions; the risk that the integration of Imugen and Immunetics into the Company may not progress as anticipated; decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:
Karen Koski
Head of Strategy and Investor Relations
Oxford Immunotec
Tel: +1 (508) 556-1377
kkoski@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2017	2016	2017	2016
Revenue
Product	$10,422	$9,293	$18,808	$17,431
Service	15,698	9,861	28,817	18,833
Total revenue	26,120	19,154	47,625	36,264
Cost of revenue
Product	4,094	3,512	7,339	6,805
Service	8,398	5,094	15,650	9,966
Total cost of revenue	12,492	8,606	22,989	16,771
Gross profit	13,628	10,548	24,636	19,493
Operating expenses:
Research and development	3,948	3,284	7,753	6,305
Sales and marketing	10,041	9,391	19,681	17,871
General and administrative	7,990	5,151	14,866	9,734
Change in fair value of contingent purchase price consideration	(238)	57	(2,595)	112
Settlement expense	9,635	—	9,635	—
Total operating expenses	31,376	17,883	49,340	34,022
Loss from operations	(17,748)	(7,335)	(24,704)	(14,529)
Other income (expense):
Interest expense, net	(807)	(17)	(1,630)	(34)
Foreign exchange (losses) gains	(547)	874	(653)	1,237
Other (expense) income	(122)	29	(262)	(137)
Loss before income taxes	(19,224)	(6,449)	(27,249)	(13,463)
Income tax benefit (expense)	2,458	3	2,411	(32)
Net loss	$(16,766)	$(6,446)	$(24,838)	$(13,495)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.74)	$(0.29)	$(1.10)	$(0.60)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,805,379	22,351,645	22,670,206	22,318,019

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2017	2016	2017	2016
Net loss	$(16,766)	$(6,446)	$(24,838)	$(13,495)
Income tax expense (benefit)	(2,458)	(3)	(2,411)	32
Interest expense, net	667	17	1,341	34
Depreciation and amortization of intangible assets	990	624	1,993	1,205
Accretion and amortization of loan fees	140	—	289	—
EBITDA	(17,427)	(5,808)	(23,626)	(12,224)

Reconciling items:
Share-based compensation expense	1,434	1,355	2,760	2,459
Unrealized exchange losses (gains)	319	(896)	281	(1,418)
Change in fair value of contingent purchase price consideration	(238)	57	(2,595)	112
Settlement expense	9,635	—	9,635	—
Adjusted EBITDA	$(6,277)	$(5,292)	$(13,545)	$(11,071)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$36,713	$59,110
Accounts receivable, net	18,016	13,265
Inventory, net	9,480	7,437
Prepaid expenses and other assets	2,907	2,390
Total current assets	67,116	82,202
Restricted cash, non-current	200	200
Property and equipment, net	8,786	7,793
In-process research and development	16,170	16,170
Goodwill	3,967	3,822
Other intangible assets, net	10,410	11,017
Deferred tax asset	6,133	2,630
Other assets	145	178
Total assets	$112,927	$124,012

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,874	$3,201
Accrued liabilities	15,734	14,282
Settlement liability	2,317	—
Contingent purchase price consideration	880	882
Deferred income	43	41
Current portion of loans payable	87	84
Total current liabilities	22,935	18,490
Long-term portion of loans payable	29,670	29,601
Settlement liability	7,472	—
Contingent purchase price consideration	—	2,593
Other liabilities	364	364
Total liabilities	60,441	51,048

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at June 30, 2017 and December 31, 2016, and 23,014,032 and 22,635,431 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	247	243
Additional paid-in capital	251,989	249,128
Accumulated deficit	(193,494)	(168,656)
Accumulated other comprehensive loss	(6,256)	(7,751)
Total shareholders’ equity	52,486	72,964
Total liabilities and shareholders’ equity	$112,927	$124,012